Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CalAmp Corp.:
We consent to the use of our report dated May 14, 2008, with respect to the consolidated balance sheet of CalAmp Corp. and subsidiaries as of February 28, 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the two-year period ended February 28, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report refers to a change in the method of accounting for uncertainties in income taxes (effective March 1, 2007).
/s/ KPMG LLP
Los Angeles, California
January 20, 2010